EXHIBIT 10.1

PROPEX, INC.

SUPPLEMENTAL SAVINGS PLAN

Propex, Inc.

Supplemental Savings Plan

Table of Contents

ARTICLE I. PURPOSE AND EFFECTIVE DATE

1.1	PURPOSE
1.2	EFFECTIVE DATE

ARTICLE II. DEFINITIONS

2.1	ACCOUNT
2.2	BENEFICIARY
2.3	BONUS
2.4	CHANGE-IN-CONTROL
2.5	CODE
2.6	COMMITTEE
2.7	COMPANY
2.8	COMPANY RESTORATION CONTRIBUTION ACCOUNT
2.9	COMPENSATION
2.10	DEFERRAL ACCOUNT
2.11	DEFERRAL ELECTION
2.12	DISABILITY
2.13	Discretionary Contribution Account
2.14	EMPLOYEE
2.15	ELIGIBLE EMPLOYEE
2.16	EMPLOYER
2.17	ENROLLMENT PERIOD
2.18	Fiscal Year
2.19	401(K) PLAN
2.20	PARTICIPANT
2.21	PLAN
2.22	PLAN YEAR
2.23	Salary
2.24	Separation from Service
2.25	UNFORESEEABLE EMERGENCY

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ARTICLE III. ELIGIBILITY

3.1	CONDITIONS ON ELIGIBILITY
3.2	DEFERRAL ELECTION
3.3	TIME OF ELECTION
3.4	CHANGE OF ELECTION

ARTICLE IV. ACCRUAL OF BENEFITS

4.1	CONTRIBUTIONS TO PARTICIPANTS’ ACCOUNTS
4.2	Timing of Contributions
4.3	Taxation of Contributions
4.4	VESTING OF ACCOUNTS

ARTICLE V. DISTRIBUTIONS

5.1	COMMENCEMENT OF DISTRIBUTION
5.2	FORM OF DISTRIBUTION
5.3	Change in Time or Form of Distribution
5.4	PAYMENT OF ACCOUNT
5.5	DISTRIBUTIONS ON ACCOUNT OF DEATH
5.6	DISTRIBUTIONS ON ACCOUNT OF FINANCIAL HARDSHIP
5.7	Distributions on Account of Disability

ARTICLE VI. ADMINISTRATION

6.1	PLAN ADMINISTRATION
6.2	COMMITTEE ACTION
6.3	RIGHTS AND DUTIES
6.4	COMPENSATION, INDEMNITY, AND LIABILITY
6.5	TAXES

ARTICLE VII. CLAIMS PROCEDURE

7.1	CLAIMS FOR BENEFITS
7.2	APPEALS

ARTICLE VIII. AMENDMENT AND TERMINATION

8.1	AMENDMENT
8.2	TERMINATION OF THE PLAN

ARTICLE IX. MISCELLANEOUS

9.1	LIMITATION ON PARTICIPANT’S RIGHTS
9.2	BENEFITS UNFUNDED
9.3	OTHER PLANS
9.4	GOVERNING LAW
9.5	GENDER, NUMBER, AND HEADINGS
9.6	SUCCESSORS AND ASSIGNS; NONALIENATION OF BENEFITS

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PROPEX, INC.

SUPPLEMENTAL SAVINGS PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The purpose of the Propex, Inc. Supplemental Savings Plan is to provide a select group of management and highly compensated employees with the opportunity to enhance their retirement savings by deferring amounts of their Compensation.

1.2 Effective Date. The effective date of the Plan is April 5, 2007.

DEFINITIONS

2.1 “Account” means the records maintained by the Committee that represent each Participant’s total interest under the Plan. Such interest may be reflected as a book reserve entry in the Company’s accounting records, or as a separate account under a trust, or as a combination of both. Each Participant’s Account shall consist of at least two subaccounts, a Deferral Account, a Company Restoration Contribution Account, and a Discretionary Contribution Account, which subaccounts may be further divided as provided elsewhere in this Plan or by the Committee.

2.2 “Beneficiary” means the person or persons last designated by the Participant, in writing, as entitled to receive such Participant’s interest under the Plan in the event of his death. If the Participant fails to designate a Beneficiary, the Participant’s spouse shall be the designated Beneficiary. If all designated Beneficiaries predecease the Participant or the Participant fails to designate a Beneficiary and is not married, the Beneficiary shall be the estate of the Participant.

2.3 “Bonus” means any cash bonus paid to the Participant by the Company.

2.4 “Change in Control” of the Company means a change in control of a nature that meets one of the following criteria:

(a)	any one person (including an entity) or more than one person acting as a group (as defined in Prop. Reg. § 1.409A-3(g)(5)(v)(B)) acquires ownership of stock of the Company, that together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that the acquisition of additional stock by any person or persons acting as a group who (prior to such acquisition) own more than fifty percent (50%) of the stock of the Company shall not constitute a change in control;

(b)	a majority of members of the Company’s board of directors are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election;

(c)	any person or more than one person acting as a group (as defined in Prop. Reg. § 1.409A-3(g)(5)(v)(B)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(d)	any person or more than one person acting as a group (as defined in Prop. Reg. § 1.409A-3(g)(5)(v)(B)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition(s).

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee appointed to administer the Plan pursuant to Section 6.1.

2.7 “Company” means Propex, Inc. a Delaware corporation with its principal place of business in Chattanooga, Tennessee, or its successor or successors.

2.8 “Company Restoration Contribution Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Section 4.1(b).

2.9 “Compensation” means a Participant’s Salary and Bonuses awarded to the Participant, regardless of whether such amounts are deferred under this Plan or any other plan of the Company. For purposes of this Plan, Compensation shall be determined without regard to the limits of Section 401(a)(17) of the Code. Compensation shall not include fringe benefit compensation, income received upon the exercise of stock options granted by the Company, any compensation made in the form of Company stock, or any other noncash remuneration.

2.10 “Deferral Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Section 4.1(a).

2.11 “Deferral Election” means a Participant’s election to defer a portion of his Salary and/or Bonus, which election must be made in a manner authorized by the Committee and within an applicable Enrollment Period. The Committee shall require a separate Deferral Election for a Participant’s Bonus compensation.

2.12 “Disability” means that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation; or (iii) determined to be totally disabled by the Social Security Administration.

2.13 “Discretionary Contribution Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Section 4.1(c).

2.14 “Employee” means any common-law employee of the Employer.

2.15 “Eligible Employee” means any Employee who satisfies the criteria for participation in the Plan, as established from time to time by the Committee. An Employee’s status as an Eligible Employee will be reviewed by the Committee prior to each Enrollment Period, and an Employee who no longer satisfies the criteria for participation shall not be permitted to make a Deferral Election under this Plan during the next Plan Year.

2.16 “Employer” means the Company.

2.17 “Enrollment Period” means the following:

(a)	For the 2007 Plan Year only and with respect to payroll periods relating to services performed after April 20, 2007, the thirty (30) day period ending on April 20, 2007; and

(b)	For all other Plan Years, the thirty (30) day period ending on December 31st of the Plan Year preceding the Plan Year in which the services for which the Salary and Bonus are payable are performed; and

(c)	The thirty (30) day period following the date an Employee first becomes an Eligible Employee, with respect to payroll periods beginning after an election is made; provided, however, that to the extent any Deferral Election applies to a Bonus which is not “performance based compensation” within the meaning of Section 409A of the Code such Deferral Election shall be pro-rated, based upon the ration of the number of days remaining in the performance period for which the Bonus is paid to the total number of days in such performance period.

(d)	With respect to any Bonus that qualifies as “performance based compensation” within the meaning of Section 409A of the Code, any period of time established by the Committee which meets the requirements of Section 409A of the Code.

2.18 “Fiscal Year” means the annual accounting period for the Company, which begins October 1 and ends on the next following September 30.

2.19 “401(k) Plan” means the Propex, Inc. 401(k) Plan, as it may be amended from time to time.

2.20 “Participant” means any Eligible Employee who makes a Deferral Election pursuant to Section 3.2. Any Employee who has an interest under the Plan shall also be considered a Participant, even though such Employee is, for any particular Plan Year, ineligible to make a Deferral Election.

2.21 “Plan” means the Propex, Inc. Supplemental Savings Plan, as it may be amended from time to time.

2.22 “Plan Year” means the twelve (12) month period beginning January 1st and ending on December 31st.

2.23 “Salary” means the amount of cash remuneration that the Company has agreed to pay to the Participant on a regular and recurring basis for services rendered.

2.24 “Separation from Service” means that an Employee dies, retires or otherwise has a termination of employment with the Employer.

2.25 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution under Section 5.6 of this Plan is to be determined by the Committee based on the relevant facts and circumstances of each case, but in any case, a distribution on account of an Unforeseeable Emergency may not be made to the extent such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under this Plan.

ELIGIBILITY

3.1 Conditions on Eligibility. An Eligible Employee shall become a Participant in the Plan as of the date he makes an effective Deferral Election (or, if earlier, as of the date he is credited with an interest under the Plan.)

3.2 Deferral Election. Each Participant may elect to defer any whole percentage of his Salary and Bonus. A Participant’s Deferral Election under this Plan shall be effective with respect to his Salary and Bonus without regard to whether such amounts are subject to a deferral election under the 401(k) Plan.

3.3 Time of Election. A Participant’s Deferral Election with respect to his Salary and Bonus shall be effective only if made during the applicable Enrollment Period.

3.4 Change of Deferral Election. A Participant’s Deferral Election shall be effective only for the Plan Year or other performance period for which it is made.

ACCRUAL OF BENEFITS

4.1 Contributions to Participants’ Accounts.

(a)	Deferral Account. A Participant’s Deferral Account under the Plan shall consist of at least the following two subaccounts: (i) the Salary Deferral Account, and (ii) the Bonus Deferral Account. Each Participant’s Salary Deferral Account and Bonus Deferral Account shall be credited with an amount equal to the Salary and Bonuses, respectively, deferred by the Participant as soon as practicable after such amount would otherwise be payable to the Participant.

(b)	Company Restoration Contribution Account. The Company Restoration Contribution Account of each Participant shall be credited with a contribution in an amount equal to six percent (6%) of such Participant’s Compensation in excess of the compensation limit applicable to the 401(k) Plan pursuant to Section 401(a)(17) of the Code.

(c)	Discretionary Contribution Account. The Company Discretionary Account of a Participant shall be credited with the amount of any grant of deferred compensation made and duly adopted by the Company in writing, in accordance with the terms of such grant.

(d)	Income. The Account of each Participant shall be deemed to be invested in accordance with the elections of the Participant among investment options made available from time to time by the Committee. The earnings rates of such funds shall be credited to the Participant’s Deferral Account, Company Restoration Contribution Account, and Discretionary Contribution Account as appropriate, beginning from the time the contribution is credited to the Participant’s Account.

4.2 Timing of Contributions. Amounts shall be credited to the Participant’s Deferral Account within a reasonable time after the time the Compensation would otherwise be paid to the Employee. Amounts shall be credited to the Participant’s Company Restoration Contribution Account for a Plan Year within a reasonable time following the end of the Plan Year. Amounts shall be credited to the Participant’s Discretionary Contribution Account in accordance with the document granting the contribution to that Participant.

In the event that contributions are transmitted to a trust established in connection with this Plan in excess of the amounts that are to be allocated pursuant to this Article IV for a Plan Year, then, once such allocations are made, the Company may elect to receive a refund of those excess contributions or offset contributions for future Plan Years, subject to any duties the trustee may have in the event of the Company’s insolvency.

4.3 Taxation of Contributions. Income taxes shall not be withheld on amounts deferred or credited under this Plan. FICA and FUTA taxes shall be applied to such amounts at the time of deferral or credit, in accordance with Section 3121(v) of the Code and regulations promulgated thereunder. Unless the Participant makes other arrangements, the employee portion of such FICA and FUTA taxes will be withheld from other wages due to the Participant at the same time. If other pay is insufficient to satisfy such taxes due, the Participant’s Deferral Election shall be reduced until there is a sufficient amount of taxable wages from which to satisfy such tax obligation. Notwithstanding the foregoing, taxation of contributions to this Plan shall be accomplished according to any applicable statutes and regulations.

4.4 Vesting of Accounts. A Participant’s interest in the value of his Accounts, other than his Discretionary Contribution Account, shall at all times be 100% nonforfeitable. A Participant’s Discretionary Contribution Account shall be 100% vested, unless otherwise specified under the terms of the Company document granting the Discretionary Contribution. Any non-vested account shall become vested upon the Participant’s death or Disability.

DISTRIBUTIONS

5.1 Commencement of Distribution. Distributions of a Participant’s Account shall commence upon the earlier of (i) the Participant’s death or (ii) as elected by the Participant at the time of his initial Deferral Election (which election may, in the discretion of the Committee, be made separately by subaccount or other identifiable portions of the Participant’s Account). For purposes of clause (ii), Participant shall be permitted to elect a distribution only upon a specified date, Separation from Service, Change in Control or other event permitted by Section 409A of the Code; provided, however, that any specified date chosen must provide for a minimum deferral of two (2) years and provide for payment commencing on January 1. Other distributions shall commence sixty (60) days following the date the event triggering the distribution falls.

5.2 Form of Distribution. At the time of his initial Deferral Election under the Plan, a Participant shall elect whether to receive distributions of his Account (which election may, in the discretion of the Committee, be made separately by subaccount or other identifiable portions of the Participant’s Account) as (i) a single-sum payment, or (ii) in a series of substantially equal quarterly, semiannual, or annual installments over a stated period of time, not to exceed five (5) years. In the event a Participant fails to make an election with respect to the form of distribution of an Account, payment will be made as a single-sum payment.

5.3 Change in Time or Form of Distribution. A Participant may change the time or form of a distribution payable upon a specified date, provided, however, that any such subsequent election related to the time or form of payment may not be made less than twelve (12) months prior to the originally scheduled payment date. Moreover, the payment with respect to which such subsequent election is made shall be deferred for at least five (5) years from the originally scheduled payment date. Any subsequent election with respect to the time or form of distribution shall not become effective until at least twelve (12) months after the date on which such election was made.

5.4 Payment of Account. Distributions from the Plan shall be made in cash.

5.5 Distributions on Account of Death. In the event of the death of a Participant prior to distribution of the total balance of his Account, distribution of the balance of such Account shall be made to the Participant’s Beneficiary, as determined in accordance with Section 2.2, in a single-sum payment as soon as practicable following the death of such Participant.

5.6 Distributions on Account of Financial Hardship. In the event a Participant experiences an Unforeseeable Emergency, the Committee shall, upon application by the Participant, distribute from the Participant’s Account such amounts as the Committee determines in its sole discretion are reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

5.7 Distributions on Account of Disability. In the event a Participant experiences a Disability, the Committee shall, upon application by the Participant, distribute the Participant’s Account in a single, lump-sum payment.

ADMINISTRATION

6.1 Plan Administration. The Plan shall be administered by the Committee, which shall consist of at least three (3) members appointed by the Company.

6.2 Committee Action. Action of the Committee may be taken with or without a meeting of its members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of Committee members qualified to vote with respect to such action. If a member of the Committee is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account under the Plan.

6.3 Rights and Duties. The Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the following:

(a)	to construe, interpret, and administer the Plan with its decisions to be final and binding on all parties;

(b)	to make allocations and determinations required by the Plan, and to maintain all necessary records of the Plan, including Participants’ Accounts;

(c)	to compute and certify to the Company the amount of benefits payable to Participants or their Beneficiaries, and to determine the time and manner in which such benefits are to be paid.

6.4 Compensation, Indemnity, and Liability. The Committee shall serve as such without bond and without Compensation for services hereunder. All expenses of the Plan and the Committee shall be paid by the Company. No member of the Committee shall be liable for any act or omission of any other member, nor any act or omission on his own part, except his own willful misconduct. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses arising out of his membership on the Committee, except for expenses or liabilities arising out of his own willful misconduct.

6.5 Taxes. If all or any portion of a Participant’s Account shall become liable for the payment of any estate, inheritance, or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property credited to the Account of such Participant.

CLAIMS PROCEDURE

7.1 Claims for Benefits. Unless automatically paid out under the terms of the Plan, the Participant or Beneficiary may be required to submit a claim for benefits to the Committee on such form or forms as the Committee shall require. If the claim for benefits is denied, the Committee shall notify the Participant or Beneficiary in writing within ninety (90) days after receipt of the claim. However, if special circumstances require an extension of time for processing the claim, the Committee shall provide notice of the extension to the Participant or Beneficiary prior to the termination of the initial ninety (90) day period, and such extension shall not exceed one additional, consecutive ninety (90) day period. Any notice of a denial of benefit shall inform the Participant or Beneficiary of the basis for the denial, any additional material or information necessary to perfect such claim, and the steps which must be taken to have such claim reviewed. Any denial of benefits shall comply with DOL Regulation Section 2560.503-1.

7.2 Appeals. Each Participant or Beneficiary whose claim for benefits has been denied may file a written request for review of his claim with the Committee. The request for review must be filed within sixty (60) days after the Participant or Beneficiary received the written notice denying his claim. The final decision of the Committee will be made within sixty (60) days after receipt of the request for review and shall be communicated in writing, setting forth the basis for the Committee’s decision. If there are special circumstances which require an extension of time for completing the review, the Committee’s decision shall be rendered not later than one-hundred twenty (120) days after the receipt of the request for review. Appeals of benefit claims shall be processed in accordance with DOL Regulation Section 2560.503-1.

AMENDMENT AND TERMINATION

8.1 Amendment. The Company or Committee shall have the right to amend the Plan in whole or in part at any time; provided, however, that no amendment shall reduce the amounts credited to any Participant’s account as of the later of the effective date of such amendment or the date such amendment is adopted by the Company or Committee. Any amendment shall be in writing and executed by a duly authorized officer of the Company or a majority of the members of the Committee. Notwithstanding the foregoing, the Company reserves the right to amend the Plan in any way that the Company in good faith determines may be advisable to help ensure compliance with Section 409A of the Code and any temporary, proposed or final Treasury Regulations or other guidance promulgated thereunder, which amendment may be retroactive to the extent permitted by Section 409A. Any such amendment shall preserve, to the extent reasonably possible and in a manner intended to satisfy Section 409A and avoid the imputation of penalties or taxes thereunder, the original intent of the Plan and the level of benefits hereunder.

8.2 Termination of the Plan. The Company reserves the right to discontinue and terminate the Plan under the following circumstances:

(a)	Within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of: (i) the calendar year in which the Plan termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

(b)	Within thirty (30) days preceding or twelve (12) months following a Change in Control of the Company. If the Plan is so terminated in connection with a Change in Control, all substantially similar deferred compensation arrangements sponsored by the Company must be terminated as well, so that the Participant in the Plan and all participants under substantially similar arrangements sponsored by the Company are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c)	Any other reason permitted by Section 409A of the Code or regulations issued thereunder.

MISCELLANEOUS

9.1 Limitation on Participant’s Rights. Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ or any rights or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company under this Plan, except to the extent provided herein.

9.2 Benefits Unfunded. The benefits provided by this Plan shall be unfunded. All amounts payable under the Plan to Participants shall be paid from the general assets of the Company, and nothing contained herein shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits. Participants shall have the status of general unsecured creditors of the Company with respect to amounts of Compensation they defer under the Plan or any other obligation of the Company to pay benefits pursuant hereto. Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company.

Notwithstanding the preceding paragraph, the Company may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. However, to the extent provided in the trust agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets are held in a trust when a Participant’s benefits under the Plan become payable, the Committee shall direct the trustee to pay such benefits to the Participant from the assets of the trust.

9.3 Other Plans. This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under any employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

9.4 Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Tennessee. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.5 Gender, Number, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

9.6 Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.

IN WITNESS WHEREOF, the Company has caused this Supplemental Savings Plan to be executed this 17th day of April, 2007.

Propex, Inc.

WITNESS:	/s/ Stanley Spraker	By:	/s/ Joseph F. Dana

		Title:	President and Chief Executive Officer